News Release

FOR IMMEDIATE RELEASE	July 31, 2012

Rowan Companies plc Appoints New Position

HOUSTON, July 31, 2012 - Rowan Companies plc ("Rowan" or the "Company") (NYSE: RDC) announced today that J. Kevin Bartol has been appointed to serve as the Company's Executive Vice President, Finance and Corporate Development.  In this new role, Mr. Bartol will lead our Finance, Investor Relations and Corporate Development departments.   William H. Wells will continue to serve as our Senior Vice President, Chief Financial Officer and Treasurer, reporting to Mr. Bartol.  Mr. Bartol joined the Company in 2007 and previously served as Senior Vice President, Corporate Development.

Matt Ralls, Rowan's President and Chief Executive Officer, commented, "I am pleased to announce this new position.  Kevin has been instrumental in developing and implementing the Company’s strategy including the acquisition of Skeie Drilling & Production ASA, and the sale of our manufacturing and land drilling divisions.  In this new position, Kevin’s strengths in strategy development and financial analysis will be a valuable complement to Bill Wells and his finance and accounting groups.  I am confident that Kevin’s leadership will help ensure Rowan's continued success in our strategic transformation.”

Rowan is a major provider of international and domestic offshore contract drilling services with a leading position in high-specification jack-up rigs.  The Company's fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico.  Rowan also has three high-specification, ultra-deepwater drillships under construction at Hyundai Heavy Industries in Korea that are scheduled to be delivered in late 2013 and 2014.  Rowan's stock is traded on the New York Stock Exchange under the symbol "RDC".  For more information on Rowan, please visit www.rowancompanies.com.

Contact:

Suzanne M. Spera

Director of Investor Relations

(713) 960-7517

sspera@rowancompanies.com